Exhibit 10.1

May 26, 2004

Dr. Sharat Singh

27539 Julietta Lane

Los Altos Hills, CA 94022

Dear Sharat:

We are very pleased to offer you a position with ViroLogic, Inc. You will play a significant role in advancing our mission to be the world leader in developing molecular diagnostics for personalized medicine. Together, the planned merger of ACLARA and ViroLogic’s proprietary technologies and expertise will enable us to provide patients, physicians and other health care professionals with critical information to improve the lives of patients.

In your role at ViroLogic you will have the title of Chief Technical Officer, Oncology at your current salary of $264,992.00. Your employment will be effective upon the date of the merger between ViroLogic, Inc.’s wholly owned subsidiary and ACLARA BioSciences, Inc. (the “Merger”). In addition, your length of service with ACLARA will be carried over to ViroLogic.

Each share of ACLARA common stock and each option to acquire ACLARA common stock that you currently hold will, at the time of the Merger, automatically convert into, or become exercisable for, shares of ViroLogic common stock and contingent vested rights, or CVR’s, in accordance with the terms of the agreement governing the Merger. The exercise price of your ACLARA option will be adjusted accordingly, and the vesting provisions will remain the same.

ViroLogic offers a competitive benefits package for which you will be eligible. Those benefits include three weeks of vacation pay, ten paid holidays and two floating holidays (one floating holiday after July 1). Please note that your earned vacation balance from ACLARA will be carried over the ViroLogic plan. You are also eligible to participate in ViroLogic’s health, dental, vision, life, short & long-term disability insurance plans with dependant coverage for the health, dental and vision insurance available upon payment of the applicable premium amount.

Dr. Sharat Singh

May 26, 2004

You will be eligible to participate in the Employee Stock Purchase Plan (ESPP), which provides an opportunity for you to purchase ViroLogic stock at 85% of the market price in the quarter in which you are eligible to enroll. Enclosed is a comparison of benefits between your current plan and ViroLogic’s plan.

You will also be eligible to participate in a special retention incentive plan based on your anticipated future successes with ViroLogic. Under the retention incentive plan, you will receive a retention bonus in the amount of $100,000.00 if you remain a ViroLogic employee and are in good standing on the one year anniversary of the Merger, and a second retention bonus in the amount of $100,000.00 if you remain a ViroLogic employee and are in good standing on the two year anniversary of the Merger. These retention bonuses, if owed, will be paid by check or direct deposit into your bank account within 15 days of the applicable anniversary date of the Merger, and will be subject to standard payroll deductions and withholdings. Your retention incentive plan does not alter your at-will employment relationship with ViroLogic and does not interfere with your and ViroLogic’s right to terminate the employment relationship at any time, with or without cause or advance notice.

ViroLogic also provides the potential for an annual, cash bonus through our Corporate Bonus Plan that is based on the achievement of company goals. You will also have an opportunity to participate in the ViroLogic’s Flexible Spending Account for Health, Dependent care and Premium coverage. At the beginning of the month following your date of hire you will be eligible to participate in the 401(k) plan with a 25% match of your contribution. This match is made at the end of the year in the form of ViroLogic stock. In the near future, we will hold and information meeting to answer any questions your might have regarding the ViroLogic benefits program and the treatment of ACLARA options after Merger.

Finally, as a condition of your employment with ViroLogic, we require that you enter into our Proprietary Information and Inventions Agreement, in the form attached as Exhibit A.

You acknowledge and agree that, for purposes of that certain Amended and Restated Change in Control Agreement between you and ACLARA dated May    , 2004 (the “CIC Agreement”) the commencement of your employment by ViroLogic effective upon the date of the Merger shall not constitute a termination of your employment. You further acknowledge and agree that neither (i) your continued employment with ViroLogic following the Merger consistent with the terms set forth in this letter, or (ii) the commercialization of ACLARA’s Etag technology, including the progressions of the technology from research and development to commercial operations, shall constitute “Good Reason” under the CIC Agreement.

With the exception of written agreements with ACLARA (“ACLARA Agreements”) in force as of the signing of the Merger Agreement and disclosed to ViroLogic on the

Dr. Sharat Singh

May 26, 2004

Company Disclosure Letter (as defined in the Merger Agreement), this letter sets forth the complete terms and conditions of your employment with ViroLogic, and supersedes and replaces any earlier discussions, promises or representations regarding this subject matter.

Sharat, we are very excited about having you join us at ViroLogic. We are truly building a highly collaborative organization with superior science and a strong commitment to patient care. Please acknowledge acceptance of this offer by signing and dating this letter below and returning it to Michelle Hopper in Human Resources. If you have any questions about this offer, do not hesitate to contact me at (650) 866-7422 or at wdy@virologic.com.

Sincerely, ViroLogic, Inc.

/s/ Bill Young
Bill Young Chairman & CEO

Enclosures

I agree to the terms contained in this offer.

/s/ Sharat Singh
Name:

Dated:	May 27, 2004.